TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Pacific Continental Corporation which will be held at 7:00 p.m. on Tuesday, April 24, 2007, at Pacific Continental Bank's Olive Street Office, 111 West 7th Avenue, Eugene, Oregon.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return your Proxy in the envelope provided. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person.

Sincerely,

March 23, 2007                      HAL BROWN
President and
Chief Executive Officer

PACIFIC CONTINENTAL CORPORATION

111 West 7th Avenue Eugene, Oregon 97401 541-686-8685	P.O. Box 10727 Eugene, Oregon 97440-2727

Notice of Annual Meeting of Shareholders

TIME	7:00 p.m. on Tuesday, April 24, 2007
PLACE	111 West 7th Avenue, Eugene, Oregon
ITEMS OF BUSINESS	(1) To elect (i) three directors for a three-year term, (ii) one director for a two-year term, and (iii) one director for a one-year term.
(2) To amend the Company’s Articles of Incorporation to eliminate the current staggered board and to instead provide for the annual election of all directors.
(3) To transact such other business as may properly come before the meeting and any adjournment thereof.
RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Friday, March 9, 2007.
VOTING BY PROXY

Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the Proxy Statement and on your enclosed proxy form.

                    By Order of the Board of Directors

                        HAL BROWN
                        President and Chief Executive Officer

This proxy statement and the accompanying proxy card are being distributed on or about

March 23, 2007

Exhibit A - Amendment to Articles of Incorporation

PRELIMINARY PROXY STATEMENT

For Annual Meeting of Shareholders
to be held on April 24, 2007

INTRODUCTION

This Proxy Statement and the accompanying Proxy are furnished to the shareholders of Pacific Continental Corporation (“Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at it’s Annual Meeting of Shareholders to be held on Tuesday, April 24, 2007, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting were first mailed to shareholders on or about March 23, 2007.

GENERAL INFORMATION

Purpose of the Meeting

At the Annual Meeting, shareholders will be asked to consider and vote upon:

•
The election of (i) Messrs. Hal Brown, Larry G. Campbell and Michael D. Holzgang to serve as directors of the Company for three-year terms, (ii) the election of Ms. Cathi Hatch to serve as a director for a two-year term, and (iii) the election of R. Jay Tejera to serve as a director for a one-year term or until their successors have been elected and qualified.

•	The approval of an amendment to the Company’s Articles of Incorporation to eliminate the current staggered board and to instead provide for the annual election of all directors.

Record Ownership

Shareholders of record as of the close of business on March 9, 2007 (“Record Date”), are entitled to one vote for each share of Common Stock then held. As of the Record Date there were 10,720,384 shares of Common Stock issued and outstanding.

Quorum

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the existence of a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Solicitation of Proxies

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. In addition to the use of the mail, proxies may be solicited by personal interview or telephone by directors, officers and employees of the Company or its bank subsidiary, Pacific Continental Bank (“Bank”). It is not expected that compensation will be paid for the solicitation of proxies; however, in the event an outside proxy solicitation firm is engaged to render proxy solicitation services, the Company will pay a fee for such services.

When a Proxy card is returned properly signed and dated, the shares represented by the Proxy will be voted in accordance with the instructions on the Proxy card. Where no instructions are indicated, proxies will be voted FOR the director nominees and FOR the proposal to amend the Company’s Articles of Incorporation.

Voting of Proxies

Shareholders who execute Proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later Proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a Proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a previously granted Proxy.

Voting of Proxies by Shareholders of Record and by Beneficial Owners

A portion of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by the Company through its transfer agent. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Voting in Person at the Annual Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner. Shares held in street name may by voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Voting on Matters Presented

Election of Directors

The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be CAST FOR or WITHHELD FROM the directors as a group, or for each individual nominee. Votes that are withheld and broker nonvotes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.

Amend the Company’s Articles of Incorporation

The proposal to amend the Company’s Articles of Incorporation requires the affirmative vote FOR of a majority of the outstanding shares of the Company’s common stock. You may vote FOR, AGAINST or ABSTAIN from approving the amendment to the Articles of Incorporation. If you abstain, or if your shares are held in street name and you do not instruct your broker on how to vote your shares, your shares will not be voted and the effect will be the same as a vote against. Shareholders of record are entitled to one vote per share on this proposal.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the number of directors will be not less than six (6), with the number of directors to be established in accordance with the Company’s Bylaws. The Company’s Bylaws currently provide for a board of eight (8) to twelve (12) directors, with the specific number of directors to be established by board resolution. Through resolution the Board of Directors has currently established the number of directors at eleven (11). The Company’s Articles of Incorporation require that the terms of the directors be staggered so that approximately one-third of the total number of directors is elected each year.

The Governance/Nominating Committee has recommended to the Board, and the Board has nominated (i) Messrs. Hal Brown, Larry G. Campbell and Michael D. Holzgang to serve as directors of the Company for three-year terms to expire in 2010, (ii) Ms. Cathi Hatch to serve as a director for a two-year term to expire in 2009, and (iii) Mr. R. Jay Tejera to serve as a director for a one-year term to expire in 2008.

If the shareholders approve Proposal No. 2 to amend the Articles of Incorporation, all five director nominees listed above, together with all other continuing directors, will have their terms of service adjusted to expire in 2008.

Messrs. Brown, Campbell and Holzgang have served as directors of the Company since 2002, 1999 and 2002 and directors of the Bank since 2002, 1982 and 2002, respectively. Ms. Hatch was appointed to the Board on June 20, 2006. Mr. Tejera was appointed to the Board on September 19, 2006.

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

If any of the nominees should refuse or be unable to serve, your Proxy will be voted for such persons as are designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unable to serve. As of December 31, 2006, all directors of the Company also served as directors of the Bank.

Nominees for Director

Nominees for Director with Terms Expiring 2010

Hal Brown, 53, was elected a director of both the Company and Bank in August 2002 following his July 2002 appointment as President and Chief Executive Officer of the Company and the Bank. Prior to his promotion, Mr. Brown served as the Executive Vice President and Chief Operating Officer of the Company and the Bank from 1999, and prior to that served as the Senior Vice President and Chief Financial Officer of the Company and the Bank from 1996. He began his career with the Bank in 1985 as Cashier. Mr. Brown currently serves on the boards of United Way of Lane County and ShelterCare, an organization serving the housing needs of homeless families and adults with severe and persistent mental disabilities.

Larry Campbell, 66, has been a director of the Company and Bank since 1999 and 1982, respectively. Mr. Campbell is the President of L.G. Campbell Co. Inc., which owns Campbell Commercial Real Estate. He is a past Board Member of the University of Oregon Alumni Association and the Eugene/Springfield Metro Partnership.

Michael D. Holzgang, 49, has been a director of both the Company and Bank since 2002 and currently serves as the chair of the Governance/Nominating Committee. Mr. Holzgang serves as Senior Vice President of Colliers International, a global real estate services firm. Prior to joining Colliers International in 2001, Mr. Holzgang worked with Cushman and Wakefield of Oregon for nearly 20 years. Among other volunteer board service, Mr. Holzgang is the past President of the Boys and Girls Clubs of Portland and currently acts as Chairman of the board of directors for NW Medical Teams International, an international disaster relief agency.

Nominee for Director with Term Expiring 2009

Cathi Hatch, 57, has been a director of both the Company and the Bank since 2006. Ms. Hatch is the founder and CEO of ZINO Society, an organization focused on connecting entrepreneurs with accredited investors. Previously, she held executive roles and consulted in the restaurant business for more than twenty-five years, including her work as director of operations for Schwartz Brothers Restaurants and as the regional vice president for Restaurants Unlimited, Inc. She currently holds board positions on a number of for-profit and nonprofit boards including Zones, Inc.; Cinnaroll Bakeries Ltd.; Pacific Northwest Ballet; YMCA, PONCHO and United Way of King County. Ms. Hatch has served as the president of HatchMatch, a consulting business that works with business and nonprofits to maximize the impact of philanthropy in the community, and has served as a facilitator and trainer for a variety of companies.

Nominee for Director with Term Expiring 2008

R. Jay Tejera, 49, has been a director of the Company and Bank since 2006. Most recently the Senior Regional Investment Manager for Wells Fargo’s Northwest region, Tejera has extensive experience analyzing the equity market. Mr. Tejera joined Wells Fargo though its acquisition of Ragen MacKenzie in 2000 where he had been the Director of Research and was responsible for the company’s equity research department. Prior to Ragen MacKenzie, Mr. Tejera spent 12 years as a Managing Director of Dain Raucher Wessels Inc. He began his career with Safeco Asset management where he was an Equity Analyst associated with the Safeco Growth Fund. In 1994, he was named the Community Banking Analyst of the year by American Banker magazine. Mr. Tejera serves on the board of directors for the Woodland Park Zoo in Seattle.

Continuing Directors

Directors with Terms Expiring 2008

Michael S. Holcomb, 63, has been a director of the Company and Bank since 1999 and 1997, respectively. Mr. Holcomb is the Managing Partner of Berjac of Oregon, a Northwest Premium Financing Company for commercial insurance premiums. Prior to joining Berjac, Mr. Holcomb was a commissioned officer in the United States Air Force. Among other professional interests, Mr. Holcomb is involved in the Downtown Rotary and the Eugene Executive Association.

Donald G. Montgomery, 67, has been a director of the Company and Bank since 1999 and 1996, respectively, Vice Chair of the Board since 2000 and currently serves as the chair of the Compensation Committee. Mr. Montgomery is currently a private investor. Mr. Montgomery formerly served as the Chief Operating Officer of the Timber Products Company, a privately owned wood products production and sales company. Prior to joining Timber Products, Mr. Montgomery worked for Kings Table International where he retired as Chief Operating Officer in 1985.

Donald L. Krahmer, Jr., 49, has been a director of both the Company and Bank since 2002, and currently serves as the chair of the Audit Committee. Mr. Krahmer is a Shareholder of the law firm Schwabe, Williamson and Wyatt, P.C. specializing in corporate law and mergers and acquisitions. At Schwabe, he chairs the firm’s Technology and Business Practice. Prior to joining Schwabe in 2003, Mr. Krahmer was a partner at Black Helterline, LLP and had held various management positions with Endeavour Capital, PacifiCorp Financial Services, PacifiCorp and U.S. Bancorp. Mr. Krahmer serves as a member of the board of directors of the Portland Business Alliance, and the Oregon Nanoscience and Microtechnologies Institute, which is a joint collaboration among Oregon State University, University of Oregon, Portland State University, and Battelle’s Pacific Northwest National Laboratory (PNNL). In 2006, Mr. Krahmer was appointed to serve as a technical advisor to the Oregon Innovation Council.  Mr. Krahmer also serves on the board of trustees of Jesuit High School in Portland Oregon and the board of directors of the Boy Scouts of America Cascade Pacific Council. Mr. Krahmer is a member of the American Bar Association's Business Law Section and its Corporate Governance, Venture Capital and Private Equity and Negotiated Acquisitions committees.

Directors with Terms Expiring 2009

Robert Ballin, 65, has been a director of the Company and Bank since 1999 and 1980, respectively, and has served as Chair of the Board since 2000. Mr. Ballin is involved as a consultant in the surety business for the wood products industry. Prior to his retirement in December 2006, Mr. Ballin served as Chairman of Willis, Eugene, a large insurance brokerage office. Among other professional interests, Mr. Ballin has also served on numerous community and philanthropic boards.

Michael E. Heijer, 47, joined the Board as a director of the Company and Bank on December 1, 2006, following the acquisition of NWB Financial Corporation. Mr. Heijer was a founder of Northwest Business Bank and served on the Boards of Directors of NWB Financial Corporation and Northwest Business Bank until the Company acquired them in November 2006. He has 20 years experience in Pacific Northwest hotel and commercial real estate development and is the owner of GranCorp, Inc., a commercial real estate investment company that he formed in April 1986, with investments in the Pacific Northwest. Mr. Heijer is also a founder and part owner of American Legal Copy, a legal copying business serving the West Coast that was formed in May 1996. He holds a bachelor’s degree in economics from the University of California at Berkeley.

John H. Rickman, 65, has been a director of both the Company and Bank since 2003. Mr. Rickman retired from U.S. Bank in December of 2001, after more than 38 years of service. Prior to his retirement, Mr. Rickman served as State President of U.S. Bank, Oregon and head of the bank’s Oregon commercial lending group. Mr. Rickman was involved with numerous civic and professional organizations including: the executive committee of the Portland Chamber, United Way campaign cabinet committee, member of the SOLV-Founders Circle, and Goodwill industries of Columbia-Willamette. He previously served on the board of the Oregon Business Council, the Association for Portland Progress, co-chair of the Oregon Mentoring Initiative, and the Portland Oregon Sports Authority. He is a past chairman of the Oregon Bankers Association.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board periodically reviews the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes Act, related SEC rules and the listing standards of Nasdaq.

Code of Ethics

The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access the current charters and policies, including the Code of Ethics for Senior Financial Officers, Articles of Incorporation, Bylaws, and Audit, Compensation and Corporate Governance/Nominating Committee charters by visiting the Company’s Website and clicking on the Governance Documents link within the Investor Relations section on the Company’s home page (www.therightbank.com).

Director Independence

The Board has analyzed the independence of each director and nominee and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” required by Nasdaq, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending with the directors, each of which were made on the same terms as comparable transactions made with other persons. Such arrangements are discussed in detail in the section entitled "Transactions with Management."

Based on these standards, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder:

Robert Ballin	Michael Holzgang
Larry Campbell	Donald Krahmer, Jr.
Cathi Hatch	Donald Montgomery
Michael E. Heijer	John W. Rickman
Michael Holcomb	R. Jay Tejera
In addition, based on such standards, the Board determined that Hal Brown, who serves as the President and Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company.

Shareholder Communication with the Board of Directors

The Company and the Board of Directors welcome communication from shareholders and have established a formal method for receiving such communication. The preferred method is by e-mail and can be most conveniently done by visiting the Company’s Website and clicking on the Shareholder Communications link within the Investor Relations section on the Company’s home page (www.therightbank.com). By further clicking on Shareholder Communications, an e-mail dialog box will be made available for shareholder comments. The e-mail is sent to the Board Chair with a copy sent to the Company’s CEO.

For shareholders who do not have access to the Company’s Website, communications with the Board may also be made by writing to the Chair of the Board, c/o the Corporate Secretary, Pacific Continental Corporation, P.O. Box 10727, Eugene, Oregon 97440-2727. A copy of such written communication will also be made available to the Company’s CEO.

If the Chairman and the CEO determine the communication, whether received by e-mail or mail, is relevant to and consistent with the Company’s operations and policies, such communication will be forwarded to the entire Board for review and consideration.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND ITS COMMITTEES

The following sets forth information concerning the Board of Directors and certain Committees of the Company for the year ended December 31, 2006.

Board of Directors

The Company held nine Board meetings and the Bank held eleven Board meetings in 2006. Each director attended at least 75% percent of the aggregate of (i) the total number of meetings of the Boards of Directors, and (ii) the total number of meetings held by all committees on which he served. During 2006 the Board of Directors met three times in executive session, without management present. The Company does not require, but expects the directors to attend the Annual Meeting of Shareholders, and at the 2006 Annual Meeting of Shareholders all directors serving as directors of the Company at that time were in attendance.

Certain Committees of the Board of Directors

The Company and Bank Boards have jointly established, among others, an Audit Committee, Compensation Committee, and a Corporate Governance/Nominating Committee. Each committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors. Committee charters are available for review on the Company’s Website by clicking on the Governance Documents link within the Investor Relations section on the Company’s Website (www.therightbank.com).

The following table shows the membership of the various committees during the year 2006.

Committee Membership

Name	Audit	Compensation	Corporate Governance/ Nominating
Robert Ballin	☐	☐	☑
Larry Campbell	☐	☑	☐
Cathi Hatch	☑	☐	☐
Michael Heijer	☑	☐	☑
Michael Holcomb	☑	☑	☐
Michael Holzgang	☑	☐	☑ *
Donald Krahmer, Jr.	☑ *	☐	☑
Donald Montgomery	☐	☑ *	☑
John Rickman	☐	☑	☑
R. Jay Tejera	☑	☑	☐

*Committee Chair

Audit Committee

The Audit Committee is currently comprised of six directors, each of who is considered “independent” (as defined by the Nasdaq listing standards). The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors. The Board of Directors has determined that director Krahmer meets the definition of “audit committee financial expert” as defined in rules adopted by the Securities and Exchange Commission (SEC) under the Sarbanes Oxley Act of 2002 (the “Sarbanes Act”). The Committee held fourteen meetings during the year.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the independent auditors reporting directly to the Audit Committee. The responsibilities of the Audit Committee include overseeing (i) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors and management’s response to such recommendations, and the accounting principles being applied by the Company in financial reporting; (ii) the establishment of procedures for the receipt, retention and treatment of accounting controls; (iii) the reports of bank regulatory authorities and reporting its conclusions to the Board; (iv) the procedures with respect to the records and business practices of the Company and Bank; (v) the adequacy and implementation of the internal auditing, accounting and financial controls; (vi) the independent auditor’s qualifications and independence; and (vii) the compliance with the Company’s legal and regulatory requirements.

The Audit Committee oversees and evaluates the adequacy of the Company’s internal and disclosure controls, but management is responsible for developing and implementing the internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards; then issues a report thereon. The committee’s responsibility is to monitor and oversee this process.

Compensation Committee

The Compensation Committee is currently comprised of five directors, each of whom is considered “independent” (as defined by the Nasdaq listing standards). The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors. The Committee held eight meetings during the year.

The Compensation Committee reviews and approves the Company’s retirement and benefit plans, determines the salary and incentive compensation for the CEO and certain other executive officers, and establishes compensation for directors. The Committee uses a consolidated approach and looks at all types of compensation including base salary, incentive cash bonuses and equity compensation. Maximum incentive cash bonuses and equity compensation grants are established as a percentage of base salary. Incentive compensation is awarded based on the executive having achieved specific established performance objectives in amounts ranging from 0 to 100 percent of the maximum incentive. Currently the Company has not provided for defined pension benefits or deferred compensation.

The Committee may engage outside consultants to assist the members in making peer comparisons and determining industry “best practices.” In 2006, the Committee independently engaged Clark Consulting Group for this work. At the direction of the Committee, Clark Consulting Group evaluated a peer group of similarly sized and located public banks to determine comparative base salaries, incentive cash bonuses, equity compensation and types and levels of perquisites for both executive management and board compensation. The Committee found the results to be most helpful in the area of equity compensation, and the Committee established a methodology for granting equity compensation under the recently shareholder approved 2006 Stock Option and Equity Compensation Plan.

In addition to establishing the compensation for the Chief Executive Officer and the key executives, the Committee hears recommendations from the Chief Executive, Chief Operating Officer and the Employee Resource Manager and approves, in total, the compensation levels for all other bank officers. The Committee also, in consultation with the Chief Executive Officer, Chief Operating Officer, and the Employee Resources Director, establishes the annual overall salary increases for the Bank.

The Compensation Committee is also responsible for establishing the compensation for members of the Board of Directors. The Committee has established board and committee meeting fees and retainer fees for certain committee chairs. In addition to cash compensation, the Committee considers equity grant awards for directors based on a similar methodology used for the granting of equity awards for executive officers.

Additional information regarding executive and director compensation is discussed in sections titled "Compensation Discussion and Analysis," "Executive Compensation," and "Director Compensation."

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee is currently comprised of six directors, each of whom is considered “independent” (as defined by the Nasdaq listing standards). The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors. The Committee held six meetings during the year.

The Committee reviews and considers various corporate governance standards as suggested by best practices or required by SEC, Nasdaq and other regulatory agencies. These standards may include Company code of ethics, defining board member expectations and independence, related party transactions, and review of Company committee charters. In addition, the committee recommends to the full Board a slate of director nominees for election at the Company’s annual meeting.

The Corporate Governance/Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not adopted specific minimum qualifications for committee-recommended nominees, but will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, independence and special skills. The Corporate Governance/Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation of the Company's market areas.

COMMITTEE REPORTS

Audit Committee Report

The following is a report of the Audit Committee of the Board of Directors, which is responsible for establishing and administering the Company’s internal controls. The Board of Directors has determined that all of the members of the Audit Committee meet the independence requirements as defined under the Nasdaq listing standards and reaffirmed that each member has no material relationship with the Company that would jeopardize the director’s ability to exercise independent judgment. The Board of Directors has determined that director Krahmer meets the definition of “audit committee financial expert” as defined by Item 401 of Regulation S-K.

The Audit Committee has met and held discussions with management and the Company’s independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence.

Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants noted above, the Committee determined to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

During 2005, the Audit Committee approved the creation of a Director of Internal Audit position within the Bank to oversee the internal audit function and to develop an internal audit department. The Director of Internal Audit reports directly to the Audit Committee of the Board of Directors. During 2006, the Director of the Internal Audit worked under the direction of the Audit Committee to assist in managing all aspects of the auditing function including management of the internal audit department and coordination all outsourced external auditor and consultants retained by the Audit Committee. The Audit Committee is directly responsible for setting compensation of the Director of Internal Audit, review and approval of a budget for the internal audit department, review and approval for an annual audit plan for the Bank and the Corporation and review and approval of all audits completed by both the internal audit department and outside auditors.

Audit Committee
Donald L. Krahmer, Jr. (Chair)
Cathi Hatch
Michael Heijer
Michael S. Holcomb
Michael Holzgang
R. Jay Tejera

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based on that review and discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2006 Annual 10-K Report.

Compensation Committee
Donald G. Montgomery (Chair)
Larry Campbell
Michael S. Holcomb
John Rickman
R. Jay Tejera

Corporate Governance/Nominating Committee Report

The following is a report of the Corporate Governance/Nominating Committee of the Board of Directors, which is responsible for the Company’s review and consideration of corporate governance standards, related person transactions and for establishing the annual ballot for director nominees. The Board of Directors has determined that all of the members of the Corporate Governance/Nominating Committee meet the independence requirements as defined under the Nasdaq listing standards.

The Corporate Governance/Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics Board members should possess as well as the composition of the Board as a whole. This review includes an assessment of the absence or presence of material relationships with the Company which might impact independence, as well as consideration of diversity, skills, experience, time available and the number of other boards the member sits on in the context of the needs of the Board and the Company, and such other criteria as the Committee shall determine to be relevant at the time. The Corporate Governance/Nominating Committee recommends nominees for directorships to the Board in accordance with the foregoing and the policies and principles in its charter.

Philosophy and Responsibilities

The key elements of the philosophy underlying director responsibilities are:

•	The Board will have a majority of outside directors.
•	All outside directors will, in the business judgment of the Board, meet the criteria for independence required by Nasdaq for continued listing and all other applicable legal requirements.
•	The Board believes in the separation of the offices of Chairman and the Chief Executive Officer.
•
The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company. In discharging that obligation, directors are entitled to rely on the honesty and integrity of the Company's senior executives and its outside advisors and auditors.

•
Directors are expected to attend Board meetings, the Annual Meeting of Shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Director Candidates

The Committee will recommend to the Board the number of director nominees required for the forthcoming year. When considering director nominations the Corporate Governance/Nominating Committee will give equal consideration to director candidates nominated by shareholders and the Committee’s own candidates, provided that the shareholder recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” Candidates will be interviewed by the Committee (any expenses are the responsibility of the candidate) to evaluate the candidate’s competencies, business acumen, community visibility, Company share ownership, and such other criteria as the Committee shall determine to be relevant at the time. Current directors standing for reelection are not required to participate in an interview process.

In considering the director slate to be recommended to shareholders at the 2007 Annual Meeting of Shareholders, the Committee recommended retaining the current number of directors at eleven. Directors Brown, Campbell and Holzgang three-year terms expire in 2007. Directors Hatch and Tejera were appointed to the Board during 2006 with an expectation that they would be nominated for election at the 2007 Annual Meeting of Shareholders.

Current directors Brown, Campbell, Hatch, Holzgang and Tejera have expressed a desire to continue service. The Company’s Articles of Incorporation require that the terms of the directors be staggered so that approximately one-third of the total number of directors is elected each year. To comply with that requirement the Committee recommended to the Board that Messrs. Brown, Campbell and Holzgang be nominated for reelection with three-year terms to expire in 2010, that Ms. Hatch be nominated for election with a two-year term to expire in 2009, and that Mr. Tejera be nominated for election with a one-year term to expire in 2008.

Governance Practices

The Committee annually reviews emerging governance issues and considers governance “best practices” within financial institutions and other public companies. During 2006 the Committee recommended to the board that it eliminate the classified board, whereby each class is elected to serve for a three-year term. As a result, the Committee has recommended that the Articles of Incorporation be amended to delete the staggered board provisions, resulting in the full Board being elected annually. The Board unanimously approved this proposal, which is fully described as Proposal No. 2.

Corporate Governance/Nominating Committee
Michael Holzgang (Chair)
Robert A. Ballin
Michael Heijer
Donald L. Krahmer, Jr.
Donald G. Montgomery

John Rickman

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The table on the following page shows, as of December 31, 2006, the amount of common stock beneficially owned by (a) each director and director nominee; (b) the executive officers named in the compensation table (“named executive officers”); (c) all persons who are beneficial owners of five percent or more of the Company’s common stock; and (d) all of the Company’s directors and executive officers as a group. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Name	Position with Company	Number of Shares (1)(2)	Percentage of Shares

Executive Officers and Directors
Hal M. Brown	Director, President and Chief Executive Officer	231,118(3)	2.16%
Michael Reynolds	Executive Vice President, Chief Financial Officer	32,399	*
Roger Busse	President, Chief Operating Officer	19,148	*
Daniel J. Hempy	Executive Vice President, Director of Portland Operations	54,887	*
Basant Singh	Executive Vice President, Director of Seattle Operations	129,596(4)	1.22%
Robert A. Ballin	Chair of the Board	424,862(5)	3.99%
Larry G. Campbell	Director	83,893	*
Cathi Hatch	Director	0	*
Michael E. Heijer	Director	48,341(6)	*
Michael S. Holcomb	Director	143,153(7)	1.34%
Michael D. Holzgang	Director	14,168	*
Donald L. Krahmer, Jr.	Director	16,834	*
Donald G. Montgomery	Vice Chair of the Board	42,748	*
John H. Rickman	Director	18,334	*
R. Jay Tejera	Director	22,125(8)	*
Directors and named executive officers as a group (15 persons)		1,281,605(9)	11.79%
* Represents less than 1% of the Company’s outstanding common stock
(1)  Share amounts include options to acquire shares that are exercisable within 60 days as follows: Brown 36,945; Reynolds 14,792; Busse 18,698; Hempy 46,553; Singh 3,750; Ballin 13,334; Campbell 13,334; Heijer 10,019; Holcomb 13,334; Holzgang 13,334; Krahmer 13,334; Montgomery 13,334; and Rickman 13,334 shares.
(2)  Share amounts include shares of Company common stock owned "jointly with spouse" as follows: Reynolds 12,164; Busse 450; Hempy 8,334; Singh 50,711; Ballin 157,831; Heijer 28,020; Holcomb 124,234; Holzgang 834; and Rickman 5,000.
(3)  Includes 97,087 shares held by spouse.
(4)  Includes 75,135 shares pledged as collateral for a loan.
(5)  Includes 1,500 shares held as custodian for grandchildren.
(6)  Includes 2,883 shares held as custodian for children.
(7)  Includes 114,161 shares pledged as collateral for a loan.
(8)  Includes 332 shares held jointly with a parent.
(9)   Includes 224,094 shares subject to options that could be exercised within 60 days.

5% Shareholder
Five M Investments, LLC 2100 Kimberly Circle Eugene, OR 97405		535,100(1)	5.03%

(1) Includes 489,450 shares owned by the LLC and 45,650 additional shares controlled by members of the LLC.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers that are not director nominees or directors of the Company, including employment history for the last five years.

Name	Age	Position with Bank and Five Year Employment History	Tenure as an Officer of the Bank
Carol Batchelor	45	Senior Vice President and Director of Human Resources since 2002	1995
Charlotte Boxer	56	Executive Vice President, Director of Commercial Real Estate (1)	2004
Roger Busse	51	President and Chief Operating Officer of Bank since 2006 (2)	2003
Mitchell J. Hagstrom	50	Executive Vice President and Director of Lane County Operations since 2004	1988
Patricia Haxby	56	Executive Vice President and Chief Information Officer since 2002	1985
Daniel J. Hempy	47	Executive Vice President, Director of Portland Operations since 2004 (3)	2002
Casey Hogan	48	Executive Vice President and Chief Credit Officer since 2006	1995
Michael Reynolds	55	Executive Vice President and Chief Financial Officer of Company and Bank since 2004.	1998
Basant Singh	50	Executive Vice President and Director of Seattle Operations since 2006 (4)	2005
(1)	Ms. Boxer previously served as the regional manager for the Real Estate Industries Division for the Bank of the West.
(2)	Mr. Busse previously worked for US Bank for 25 years serving in a variety of credit administration and commercial lending positions.
(3)	Mr. Hempy previously worked at US Bank and was employed by US Bank since 1978.
(4)	Mr. Singh previously served as President and CEO of NWB Financial Corporation and its subsidiary, Northwest Business Bank until such entities were acquired by the Company in November of 2005.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

The Company’s Board of Directors has established a Compensation Committee (“Committee”) which is responsible for establishing and administering the Company’s executive and director compensation. The Committee consists only of independent non-employee directors and operates under a formal written charter approved by the Committee and adopted by the Board of Directors.

Executive Compensation

The Committee’s compensation objective is designed to attract and retain the best available talent while efficiently utilizing available resources. The Committee seeks to compensate employees with a complete and competitive package while maintaining internal and external equality. The Committee compensates executive, senior, and mid-level management with a mix of base salary, incentive bonus, and equity compensation designed to be competitive with comparable employers in the financial services industry and to align senior management’s compensation with the long-term interests of shareholders. The process for establishing compensation consists of targeting overall compensation for each senior manager and allocating that compensation among base salary and incentive compensation. The Committee believes that a significant portion of total compensation should be earned through incentive compensation.

Targeted Overall Compensation

To assist the Committee in establishing targeted aggregate levels of compensation that will be paid if performance goals are fully met, during 2006 the Committee engaged Clark Consulting (“Clark”), a nationally recognized consulting firm, to perform a study of compensation for executive, senior, and mid-level management at publicly traded companies in the financial industry and to evaluate the market compensation differences that exist between Seattle, Washington, Portland, Oregon, and Eugene, Oregon, the Company’s three primary markets.

The peer group was based upon asset size ($500 million to $1 billion), geographic location (Oregon, Washington and California), and performance (high performing banks in terms of EPS growth). The peer group1  consisted of 20 publicly traded companies and included many of the Company’s direct competitors in the states of Oregon and Washington. In evaluating the peer group, the Company’s performance was generally higher than the median. The Company’s return on average assets and efficiency ratio were found to be above the 75th percentile. The Company’s three-year asset growth, return on average equity and net interest margin were found to be at the 65%, 64% and 62% percentiles, respectively. The peer group also consists of companies that recruit individuals to fill executive management positions who have similar skills and background to those that the Company recruits. This study covered in detail those individuals for whom compensation information is publicly disclosed. As a result, this study included only the five most highly compensated officers at each company. Generally, this correlates to the President and CEO and the individuals who are executive vice presidents or the equivalent. Clark also provided the Committee with industry-specific data, but not company specific, to assist establishing total compensation for all officers within the Company. For the study, Clark compared the Company’s current compensation to the peer group’s 50th percentile level.

[1] The Clark study included the following twenty banks located in California, Nevada, Oregon and Washington: American River Bancshares, CA; Bank of Marin, CA; BWC Financial Corp, CA; CityBank, WA; Columbia Bancorp, OR; Community Bancorp, Inc., CA; Community Bancorp, NV; Desert Community Bank, CA; First Northern Community Bancorp, CA; Foothill Independent Bancorp, CA; Heritage Financial Corporation, WA; North Bay Bancorp, CA; North Valley Bancorp, CA; Pacific Mercantile Bancorp, CA; Premier West Bancorp, OR; Riverview Bancorp, Inc., WA; Southwest Community Bancorp, CA; Temecula Valley Bancorp, CA; United Security Bancshares, CA; and Washington Banking Company, WA

The results of the Clark study provided the Committee with the starting point for the analysis of compensation of executive management and all other officers within the Company. The Committee looked extensively at a number of factors, particularly the estimated total compensation for company executives in the peer group. The Committee also considered the specific performance of peer banks in the study and the anticipated difficulty of replacing key members of executive management. The Clark study showed that on average, the top five officers at the Company are positioned slightly below the median on the basis of total compensation.

Based on information in the study, advice from Clark, and independent analysis performed by the Committee, the target compensation for executive management was established. As a result there were a number of changes to executive management’s base salaries and incentive potential. These changes were primarily to increase the base pay of certain key control positions and to lower the incentive potential for these same positions. There were also a number of increases in base pay and incentive potential awarded to lower levels of management based on total targeted compensation for certain positions found to be below the median of the study conducted by Clark.

Allocation among Components.Under the Committee’s compensation structure, the mix of base salary, cash bonus, and equity compensation varies depending upon the employment level. In allocating compensation among these elements, the Committee believes that the compensation of its senior-most levels of management (the CEO and COO), the levels of management having the greatest ability to influence the Company’s performance, should be significantly performance-based. However, the Committee recognizes that certain critical control positions, such as the Chief Financial Officer, Chief Credit Officer, and the Chief Information Officer should receive a greater portion of their total compensation in the form of base salary versus incentive to assure sound judgment in decisions that will not be influenced by incentive payouts. At lower levels of management and staff, the Committee designs incentive compensation, which includes both cash and equity awards, to reward the achievement of specific performance goals within areas under control of the relevant employees, although company-wide performance is also a factor.

In making this allocation, the Committee relied in part upon the study and advice of Clark. The allocation made by the Committee is consistent with the results in the Clark study, which showed the peer group providing their executive management with targeted cash incentive opportunities of 15% to 70% of base salary, and equity incentive of 16% to 58% of base salary. Within these ranges, the Committee selected allocation that it believes to be consistent with the Committee’s overall compensation philosophy as described above and is competitive with other companies in the same industry.

For 2006 the Committee established the cash incentive and equity opportunities as a percent of base salary as shown below.

	Cash incentive opportunity as a percent of salary	Equity incentive as a percent of salary
Chief Executive Officer	60%	20%
Chief Operating Officer	45%	20%
Chief Financial Officer, Chief Credit Officer, and Chief Information Officer	25%	15%
Other Executive Vice Presidents	40%	15%

Base Salaries. The Committee provides its executive management with a level of assured cash compensation in the form of base salary that is competitive in the market, is based upon the experience level of the individual executive, is consistent with other companies with similar performance characteristics, and promotes sound judgment in daily decision making. The Committee concluded that for the Chief Executive Officer a base salary of $237,600 was appropriate. Similarly, the Committee concluded that a base salary of $190,000 was appropriate for the Chief Operating Officer. These salaries were determined based upon the study provided by Clark and analysis performed by the Committee relative to targeted overall compensation.

The Committee performed similar analysis with respect to other executive management, Senior Vice Presidents, Vice Presidents, and Assistant Vice Presidents. At the Senior Vice President and Vice President level, the Company has a significant level of competition for employees in all three of its geographic markets. As a result, depending upon specific circumstances and the experience of the individual, the Committee may provide a slightly larger portion of the compensation to employees at this level in the form of base salary than it would otherwise in order to improve its competitiveness for these highly valued employees.

Incentive Bonuses. The Committee’s practice is to award incentive cash bonuses based upon performance objectives. For 2006 the performance goals of the Company’s Chief Executive Officer and Chief Operating Officer is based upon two components: 1) year-over-year growth in diluted earnings per share, weighted at 75%, and 2) ratings from Federal and State agencies on the overall safety and soundness of the Bank (referred to in the industry as the CAMELS ratings), weighted at 25%. The Committee selected year-over-year growth in diluted earnings per share as the primary component of the cash bonus because of its direct correlation with the interests of the Company’s shareholders. Although the Committee has established these metrics for the calculation of incentive bonuses, the Committee reserves the authority to adjust the computation to reflect unusual circumstances or exceptional performance.

Consistent with the Committee’s approach described above for allocating overall targeted compensation among the three components of compensation, the Committee established the maximum incentive bonus levels for the Chief Executive Officer and the Chief Operating Officer at 60% and 45% of base salary or $142,560 and $85,500, respectively for 2006. Each will earn 100% of their maximum bonuses if the Company’s year-over-year increase in diluted earnings per share meets or exceeds the Committee’s established objectives and if the ratings from regulatory agencies on the safety and soundness components of the Bank meet levels established by the Committee.

With respect to the growth in the earnings per share component, the Committee has established a scaled performance range with threshold and maximum objectives. Achieving the threshold and maximum objectives results in contributions of 35% to 100% of the earnings per share component. In order to receive any contribution from the growth in the earnings per share component, the year-over-year diluted earnings per share growth must exceed the threshold objective. The various award percentages for year-over-year growth in diluted earnings per share were selected because of the correlation to what the Committee deemed acceptable levels of growth and that the Committee subjectively concluded were appropriate “threshold” and “stretch” goals. Similarly with respect to the CAMELS rating component, the Committee established a performance table for the ratings received from the regulatory agencies during the most recent safety and soundness examination. In establishing the CAMELS performance table no specific target or maximum were set, however, the Committee did establish a threshold level below which typically means additional regulatory oversight by the agencies that restricts the Bank from certain activities. Above that threshold level the executive will earn 0% to 100% of this weighted component based on the regulatory ratings for the specific elements of the CAMELS rating. If year-over-year diluted earnings per share growth and the Bank’s CAMELS rating from regulatory agencies are below the established threshold levels, no incentive bonus is earned.

The remainder of executive management team has diverse performance goals, although all members of executive management and officers of the corporation have some percentage of their incentive bonus tied to the corporate goals as described above. Where an executive or an officer has responsibility for a particular business unit or division, the performance goals are heavily weighted toward the operational performance of those units. Where an employee has broader corporate responsibility, such as the Chief Financial Officer, Chief Credit Officer, and Chief Information Officer, the goals are tailored to his or her particular objectives for the year. The Company’s overall performance in terms of growth in diluted earnings per share and ratings from regulatory agencies is at least a 10% factor for all executive management and officers and can be as high as 75% for those executives and officers with broader corporate responsibilities.

Equity Compensation. Historically, the primary form of equity compensation consisted of incentive stock options to all employees. Prior to April 2006, incentive stock options and non-qualified stock options were the only form of equity compensation approved by shareholders that could be awarded to employees. The Committee selected this form of equity compensation because it aligned the interests of employees to those of the shareholder and also because of accounting and tax treatments of such awards. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options somewhat less attractive. As a result, at the Annual Meeting of Shareholders held April 18, 2006, shareholders approved the 2006 Stock Option and Equity Compensation Plan that permitted the issuance of restricted stock, restricted stock units, and stock appreciation rights in addition to incentive stock options and non-qualified stock options.

The Committee engaged Clark to assist and consult with the Committee on the best practices in the industry in terms of equity compensation for employees. Based on the Clark study and advice, and analysis performed by the Committee, the Committee changed its method for awarding equity compensation and changed the types of equity compensation awards for executives and all other employees.

The Committee determined that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered part of the overall targeted compensation. The Committee also determined that annual awards of equity compensation were appropriate to provide continuous incentive to all levels of employees; however, although the Committee feels annual equity awards are a best practice; all grants of equity compensation are subject to annual approval by the full Board of Directors. Further, based upon the prior exercise patterns of executive and employee groups, the Committee determined that different types of equity grants should be awarded based on these patterns of exercise. The Company does not embrace performance-based vesting, meaning that individual vesting is not based upon the achievement of any specific goals or objectives. However, the Committee does consider the individual and Company’s performance in determining the total and individual equity grant awards.

The Committee determined through the Clark study and its own independent analysis that the following types of awards were appropriate for different levels of employees.

Executive Management	Incentive stock options
Senior Vice Presidents	Stock appreciation rights settled in stock
Other Officers	Stock appreciation rights settled in stock and cash
All other employees	Stock appreciation rights settled in cash

The basis of the different types of awards to different levels of employees relates to the Committee’s philosophy of encouraging executives, and officers who have the most impact on Company performance to become long-term owners of the Company, which aligns their investment interests to those of shareholders. It also rewards lower level employees for overall Company performance with stock appreciation rights settled in cash or Company stock based on the appreciation of the Company’s share price while minimizing the dilutive effect from the exercise of stock options.

Consistent with the Committee’s total compensation approach, the Committee established target equity compensation levels for the Chief Executive Officer, the Chief Operating Officer, other executive management, and all other employees based upon the economic value of the equity award at the time of the grant as a percentage of base salary. Actual equity grants are awarded as a percentage of the targeted equity compensation based on the employee’s performance and attainment of individual objectives. Although the Committee has established specific metrics for awarding equity grants, the Committee reserves the authority to adjust the award to reflect unusual circumstances or exceptional performance.

The Committee’s practice is to annually award equity compensation during the first half of each year. This timing was selected because it enables the Company to consider prior year performance of the individuals receiving the grant, their individual performance, and their contribution to achievement of overall Company goals. These awards are made as early as practicable in the year in order to maximize the time-period incentives associated with the awards, generally March or April of each year. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

For the Chief Executive Officer and Chief Operating Officer, the total economic value of 2006 equity compensation awards totaled $47,520 and $38,000. These amounts reflect an economic value of 20% of base salary.

Executive Agreements

The Committee believes that employment agreements, severance and change of control agreements are appropriate for its senior management and top executives. The Company has entered into Employment Agreements with the Chief Executive Officer, the Chief Operating Officer, and the Director of Seattle Operations that provide for severance payments in the event employment is terminated without cause or for good reason (as defined) and provides for cash payment in the event of a change of control (as defined). The Company has also entered into Change of Control, Severance/Salary Continuation Agreements with certain other executive management and key employees. The Change of Control, Severance/Salary Continuation Agreements provide for cash payments and employment opportunities in the event of a change in control.

The Committee believes that Employment Agreements are a good retention tool providing the executive with some compensation assurance in the event of employment termination without cause, or for good reason, or in the event of a change in control. The Committee recognizes that it may be difficult for the executive to timely find comparable employment. In the event of termination, these agreements also allow separation from the employer as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during a job search process, which in some cases may be less expensive than a lump-sum severance payment, the Committee prefers to pay a lump-sum severance payment in order to most cleanly sever the relationship as soon as practicable.

With respect to the change of control provisions in the Employment Agreement and the Change of Control, Severance/Salary Continuation Agreements, the Committee believes that executive management and certain other key employees have contributed to the success of the Company, and therefore it is important to protect them in the event of a change of control. Further, it is the Committee’s belief that the interests of shareholders will be best served if the interests of executive management and other key officers are aligned, and providing change of control benefits eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions, that may be in the best interest of the shareholders. In addition, the Committee believes it is important that in the event of a change of control that the new entity continues to be successful. Therefore, for those employees with a Change of Control, Severance/Salary Continuation Agreement, salary continuation is incorporated into the agreement. The salary continuation provision allows the acquiring entity to retain employees to assist during the transition and guarantees the executive or officer with a base salary and bonus during this transaction. If the acquiring entity chooses not to retain the employees, then the acquiring entity is required to pay in a lump sum, an amount equal to the salary plus targeted bonus for the remainder of the salary continuation period. This payment is in addition to a change in control payment made at the time of the closing of the transaction. The Committee believes the salary continuation portion of the agreement is in the best interests of shareholders in that in a change of control transaction, shareholders are likely to receive stock in the acquiring entity. By allowing the acquiring entity the option to continue the employment of key executives and officers through the salary continuation agreement, the new entity has better prospects for future growth and earnings, which serves the interest of shareholders.

Retirement Plans

The Company has no defined benefit pension plan. The Company does maintain a 401(k)/Profit Sharing Plan which the Company matches employee contributions up to 6% of eligible compensation. The Committee uses the annual return on average assets to determine the dollar amount of the employee match. For example, an annual return on average assets of 1.50% would result in the Company contributing $1.50 for every $1.00 up to 6% of the eligible employee compensation. When the Committee calculates targeted overall compensation for executive management and all other officers, the benefits expected to be received under the 401(k) plan are not considered.

Perquisites and Other Benefits

The Committee annually reviews the perquisites that executive management receives. The primary perquisites for executive management are the payment of initiation fees and monthly dues for one golf and / or social club. The Committee encourages executive management and other officers to belong to a golf or social club so that there is an appropriate entertainment forum available for existing and prospective clients. In addition to club fees and dues, certain members of executive management are provided with Company-owned vehicles.

Executive management also participates in the Company’s other benefit plans on the same terms as all other employees. These plans include employer 401(k) contributions, medical and dental insurance, life insurance, and charitable gift matching. Relocation benefits may also be reimbursed, but are individually negotiated as they occur.

Board Process

The Compensation Committee of the Board of Directors approves all compensation awards to executive officers, which include the Chief Executive Officer, the Chief Operating Officer, seven executive vice presidents, and one senior vice president. The Compensation Committee reviews the performance and compensation of the Chief Executive Officer and Chief Operating Officer, following discussions with those individuals and the members of the Board of Directors, and where it deems appropriate, the Employee Resource Manager, Clark Consulting or another appropriate advisor, establishes their compensation levels. For the remaining executive officers, the Chief Executive Officer, Chief Operating Officer and Employee Resource Manager make recommendations to the Compensation Committee. The Chair of the Committee reports to the full board the actions of the Committee.

With respect to employee equity compensation awards, the Committee recommends awards to the full Board of Directors for discussion and approval. The Committee establishes award recommendations for the Chief Executive Officer and Chief Operating Officer. For executives other than the Chief Executive Officer and Chief Operating Officer, the Committee makes its independent recommendations to the Board of Directors based on recommendations and advice from the Chief Executive Officer, Chief Operating Officer and Employee Resource Manager. The Chair of the Committee reports to the full Board of Directors the equity grant Committee recommendations for their approval prior to the actual grant.

Additional information regarding executive compensation is discussed in the section titled Executive Compensation.

Director Compensation

Director compensation is evaluated and recommended by the Committee and approved by the full Board of Directors. The Company does not pay directors who are also employees of the Company or the Bank additional compensation for their service as directors. Non-employee directors receive cash compensation for board and committee attendance, quarterly retainer fees for serving as chairs of certain committees, and equity grants in the form of non-qualified stock options. Currently the Company does not provide for incentive cash bonuses, defined pension benefits, deferred compensation, medical or dental benefits, or perquisites for its non-employee directors. A detailed discussion of director compensation is located in the section titled "Director Compensation."

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued during the last fiscal year to the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated principal officers of the Company, whose total compensation during the last fiscal year exceeded $100,000. The Bank pays all compensation of the executive officers.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards ($) (e) (1)	All Other Compensation ($) (f) (2)(3)	Total ($) (g)
Hal Brown, President and Chief Executive Officer	2006	$234,000	$142,560	$31,137	$27,773	$435,470
Michael Reynolds, EVP, Chief Financial Officer	2006	$134,063	$32,650	$19,539	$17,180	$203,432
Roger Busse, EVP, Chief Operating Officer	2006	$178,125	$85,500	$24,837	$25,470	$313,932
Daniel J. Hempy, EVP Director of Portland Operations	2006	$169,646	$68,400	$13,539	$24,095	$275,681
Basant Singh, EVP, Director of Seattle. Operations	2006	$183,502	$25,945	$11,336	$21,295	$242,078

(1)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 1123(R) and include amounts awarded in and prior to 2006. Assumptions used to calculate this amount are included in footnote 15 to the Company's audited financial statements for the fiscal year ended 2006, included in the Company's accompanying Annual Report.

(2)
Includes contributions accrued by the Bank during 2006 for the benefit of Messrs. Brown, Reynolds, Busse, Hempy, and Singh in the amounts of $19,932, $12,146, $16,138, $15,384 and $16,625, respectively, pursuant to the Bank’s 401(k) Profit Sharing Plan.

(3)	Includes insurance premiums paid by the Bank during 2006 on behalf of Messrs. Brown, Busse, Hempy, Reynolds and Singh in the amounts of $7,841, $5,034 $, $8,854, $9,332 and $4,670, respectively.

Equity Compensation Plan

The Company previously maintained an employee stock option plan ("1999 Employee Plan"), which provided for the grant of options that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options to employees. In 2006, the Board adopted and the shareholders approved the current 2006 Plan for the benefit of employees and non-employee directors that provides for the grant of up to 500,000 shares of the Company's common stock. In addition to incentive and nonqualified stock options, the 2006 Plan also provides for the grant of restricted stock awards, stock appreciation rights and restricted stock units. The 2006 Plan has a term of ten years and is administered by the Company’s Compensation Committee. The 1999 Employee Plan has been frozen (however, outstanding options previously granted still exist), and all grants of awards to employees are made under the 2006 Plan. All awards granted were made at the fair market price, based on the closing price of the Company's common stock on the date of grant. Information regarding the Plans can be found in footnote 15 to the Company's financial statements, included in the accompanying Annual Report.

Equity Grants

In September 2006, employees were awarded, in the aggregate, stock options to acquire 54,950 shares of Company common stock at a per share exercise price of $17.97. Also in September 2006, employees were awarded, in the aggregate, stock appreciation rights to 112,690 shares of Company common stock at a per share strike price of $17.97 with 67,860 shares to settled in stock and 54,830 shares to be settled in cash. The options and stock appreciation rights expire in ten years from the date of grant and vest in 25% increments, with the 25% on each of the first four anniversaries of the grant date, becoming fully vested in September 2010. Assumptions used in determining the fair market value of the awards granted in 2006 can be found in footnote 15 to the Company's financial statements, included in the accompanying Annual Report.

Equity Awards Granted to the Named Executive Officers

The following table sets forth certain information concerning stock awards relating to the named executive officers at fiscal year end December 31, 2006.

Grants of Plan-Based Awards

The following table provides information on the grant of stock options and stock awards during 2006.

Name (a)	Grant Date (b)	All Other Option Awards: Number Securities Under-lying Options (#) (c)	Exercise or Base Price of Option Awards (/Sh) (d)	Grant Date Fair Value of Stock and Option Awards (e)
Hal Brown	9/19/2006(1)	11,130	$17.97	$46,862
Michael Reynolds	9/19/2006(1)	4,830	$17.97	$20,336
Roger Busse	9/19/2006(1)	8,900	$17.97	$37,473
Daniel J. Hempy	9/19/2006(1)	6,010	$17.97	$24,390
Basant Singh	9/19/2006(1) 12/1/2006(2)	1,000 5,000	$17.97 $19.00	$ 4,269 $15,045

(1)
Granted under the terms of the 2006 Stock Option and Equity Compensation Plan. The options expire on 9/19/2016 and vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 9/19/2010.

(2)
Granted under the terms of the 2006 Stock Option and Equity Compensation Plan. The options expire on 12/01/2011 and vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 12/01/2010.

Option Exercises and Stock Vested

The following table provides information on option exercises and stock vested during the fiscal year 2006.

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)
Hal Brown	1,086 11,000	$5,148 $97,790
Michael Reynolds	1,833	$16,717
Roger Busse	0	$0
Daniel J. Hempy	0	$0
Basant Singh	60,108 6,011 6,011 3,005	$601,080 $52,596 $54,099 $10,548

(1) Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding awards at fiscal year end 2006.

Option Awards *
Name (a)	Grant Date (b)	Number of Securities Underlying Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Hal Brown	09/19/06(1) 12/14/04(2) 11/28/03(3) 12/10/02(4) 09/18/02(5)	0 6,000 5,945 8,333 16,667	11,130 6,000 2,344 0 0	$17.97 $16.30 $11.82 $ 8.31 $ 7.80	09/19/16 12/14/09 11/28/08 12/10/07 09/18/12
Michael Reynolds	09/19/06(1) 12/14/04(2) 11/28/03(3) 12/10/02(4)	0 5,000 5,625 4,167	4,830 5,000 1,875 0	$17.97 $16.30 $11.82 $ 8.31	09/19/16 12/14/09 11/28/08 12/10/07
Roger Busse	09/19/06(1) 12/14/04(2) 11/28/03(3) 03/18/03(6)	0 5,000 7,031 6,667	8,900 5,000 2,344 3,333	$17.97 $16.30 $11.82 $ 9.09	09/19/16 12/14/09 11/28/08 03/18/08
Daniel J. Hempy	09/19/06(1) 12/14/04(2) 05/24/04(7) 06/02/03(8) 06/03/02(9)	0 853 4,146 8,220 33,333	6,010 853 4,147 2,708 0	$17.97 $16.30 $12.06 $ 9.15 $ 7.02	09/19/16 12/14/09 05/24/09 06/02/08 06/03/12
Basant Singh	09/19/06(1) 12/12/06(10) 12/01/05(11) 11/30/05(12)	0 0 3,750 3,005	1,000 5,000 11,250 0	$17.97 $19.00 $15.96 $13.48	09/19/16 12/01/11 12/01/10 01/17/15

* Adjusted to reflect all stock splits and stock dividends.

(1)	Granted under the terms of the 2006 Stock Option and Equity Compensation Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 9/19/2010.
(2)	Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 12/14/2008.
(3)	Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 11/28/2007.
(4)	Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 12/10/2006.
(5)	Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 9/18/2006.
(6)
Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 40% at the date of grant and 22.5%, 12.5%, 12.5%, and 12.5%, respectively on each of the next four anniversaries of the grant date becoming fully vested on 3/18/2007.

(7)	Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 5/24/08.
(8)	Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 6/02/07.
(9)	Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 33% on each of the first three anniversaries of the grant date becoming fully vested on 6/3/2005.
(10)	Granted under the terms of the 2006 Stock Option and Equity Compensation Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 12/01/2010.
(11)	Granted under the terms of the 1999 Employee Stock Option Plan. The options vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 12/01/2009.
(12)
Granted while an employee of Northwest Business Bank that was acquired by the Company on November 30, 2005. Under the terms of the Northwest Business Bank plan the vesting of option shares accelerate upon the closing of a change in control and therefore all option shares became fully vested on 11/30/05. The option shares granted have been adjusted per the terms of the acquisition.

Post Employment and Termination Benefits

Below are summaries of certain agreements between the named executive officers listed in the Summary Compensation Table and the Company or the Bank. These summaries are qualified in their entirety by the individual agreements.

Hal Brown Employment Agreement

During 2002 and revised in 2006 the Bank and Company entered into an Employment Agreement (“Agreement”) with Hal Brown, who was elected to the Board of Directors and appointed President and Chief Executive Officer for both the Company and the Bank in 2002. During 2006, Mr. Brown relinquished his role as President for the Bank but remained President of the Company and Chief Executive Officer of both the Company and the Bank. The original Agreement was for a term of three years, expiring on April 30, 2005. Annually, unless acted upon by the board, the term of the Agreement is automatically extended by an additional year, reestablishing a new three-year term. The Board took no such action during 2006, resulting in an extension of the original expiration date to April 30, 2009. Mr. Brown’s agreement establishes a base salary, with a cash bonus opportunity. In the event Mr. Brown terminates his employment before the term ends for “good reason” or his employment is terminated by the Company or the Bank, "without cause,” Mr. Brown will be entitled to receive compensation (including any bonus earned) and benefits in the amounts that he would have received had he been employed, including any employer 401(k) payments made by the Company, for a period of 12 months from the date of termination. In addition, the Agreement provides for severance payments in the event employment is terminated (i) voluntarily (for good reason) or involuntarily (without cause) within one year after a change in control (as defined); or (ii) involuntarily (without cause) within one year prior to the occurrence of a change of control. In the event of a change in control, executive will be eligible to receive a lump sum payment equal to a multiple of two and one half times the executive’s highest compensation received during any of the most recent three calendar years prior to or simultaneous with the change in control; and in the case of an involuntary termination following a change of control, the continuation of certain benefits, including portions of medical and dental premiums, for a period of one year. In the event of voluntary termination without good reason, death, or disability that results in his inability to perform his duties, Mr. Brown will receive all compensation and benefits earned and expenses reimbursable through the date of his termination. Payments made under Mr. Brown’s agreement are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreement also precludes Mr. Brown from directly or indirectly soliciting any employee or client of the Bank or the Company, that would result in the employee terminating his or her employment or the client terminating his or her relationship with the Bank or the Company for a period of two years.

Roger Busse Employment Agreement

During 2006, the Bank and Company entered into an Employment Agreement (“Agreement”) with Roger Busse, who was elected appointed President and Chief Operating Officer for the Bank in 2006. The initial Agreement was for a term of three years, expiring on April 30, 2009. Annually, unless action is taken by the board otherwise, the term of the Agreement is extended for an additional one-year period, reestablishing a term of three years. Mr. Busse's agreement establishes a base salary, with a cash bonus opportunity. In the event Mr. Busse terminates his employment before the term ends for “good reason” or his employment is terminated by the Company or the Bank without “cause,” Mr. Busse will be entitled to receive compensation (including any bonus earned) and benefits in the amounts that would have received had he been employed, including any employer 401(k) payments made by the Company, for a period of 12 months from the date of termination. In addition, the Agreement provides for severance payments in the event employment is terminated (i) voluntarily (for good reason) or involuntarily (without cause) within one year after a change in control (as defined); or (ii) involuntarily (for good reason) within one year prior to the occurrence of a change of control. In the event of a change in control, executive will be eligible to receive a lump sum payment equal to a multiple of two times of the executive’s highest compensation received during any of the most recent three calendar years prior to or simultaneous with the change in control; and in the case of an involuntary termination following a change of control, the continuation of certain benefits, including portions of medical and dental insurance premiums, for a period of one year. In the event of voluntary termination without good reason, death, or disability that results in his inability to perform his duties, Mr. Busse will receive all compensation and benefits earned and expenses reimbursable through the date of his termination. Payments made under Mr. Busse’s agreement are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreement also precludes Mr. Busse from directly or indirectly soliciting any employee or client of the Bank or the Company, that would result in the employee terminating his or her employment or the client terminating his or her relationship with the Bank or the Company for a period of two years.

The table below shows the maximum amounts that could be paid to the Chief Executive Officer and Chief Operating Officer under their respective agreements. The following information is based on (i) the executive's salary at December 31, 2006; and (ii) assumes the triggering event was December 31, 2006.

	Chief Executive Officer		Chief Operating Officer
	Termination (without cause)	Termination Due to a Change in Control	Termination (without cause)	Termination Due to a Change in Control
Base salary	$237,600	$594,000	$190,000	$380,000
Targeted bonus	$130,680	$326,700	$76,000	$152,000
Healthcare and other benefits	$7,841	$7,841	$8,854	$8,854
401(k) employer contribution(1)	$21,527	$21,527	$17,214	$17,214
Fair market values of accelerated equity vesting (2)	$0	$53,255	$0	$81,338
Perquisites	$0	$0	$0	$0
Total	$397,648	$1,003,323	$292,068	$639,406

(1)
For the purposes of this table the 2006 401(k) employer match of $1.51 was used. The 401(k) employer match is determined annually by the Company’s Compensation Committee and in the event of a termination would most likely be different than that shown in the example above.

(2)
For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2006 closing stock price of $19.45 and the strike price of the accelerated equity awards. It is expected that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.

Executive Severance Agreements

During 2005, the Bank entered into Severance/Salary Continuation Severance Agreements with certain executive officers, including Messrs. Hempy, Reynolds and Singh. Under these agreements, the executives are entitled to receive a Change in Control Payment (as defined) in the event (i) they remain employed with the Company and the Bank through the closing of a change in control or (ii) the Company or the Bank terminates employment without cause or the executive resign for good reason before a change in control, and, within twelve months thereafter, the Company or the Bank enters into an agreement or an announcement is made regarding a Change in Control. The single cash payment is equal to one times executive’s compensation for Mr. Reynolds and one-half times executive’s compensation for the other named executives. In the case of a Termination Event (as defined) after a change in control, the executives are also entitled to a salary continuation payment, payable in a lump sum, equal to 12 months of Post Change in Control Salary (as defined) for Mr. Reynolds, and equal to 18 months Post Change in Control Salary (as defined) for executives Hempy and Singh. Payments made under the respective agreements are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreements also precludes the executives from directly or indirectly soliciting any employee or client of the Bank or the Company, that would result in the employee terminating his or her employment or the client terminating his or her relationship with the Bank or the Company (i) during the Salary Continuation Period (as defined) which for Mr. Reynolds is 12 months and for executives Hempy and Singh is 18 months; or (ii) if executive receives a Change in Control Payment but not a Salary Continuation Payment (as defined), in the case of Mr. Reynolds for 12 months, and in the case of executives Hempy and Singh for six months.

The table below illustrates the compensation due employees upon a change of control, the dollar range due at closing, and the total amount due at closing for all agreements. Secondly, a column illustrating the terms of employment agreements and the value of those agreements in the event the employees are not retained by the acquiring entity. Lastly a column showing the maximum amount due the employees for both the payment due at closing and the payment due in the event the employees are not retained by the acquiring entity.

The table below shows the maximum amounts that could be paid to the executives Reynolds, Hempy and Singh under their respective agreements. The following information is based on (i) the executive's salary at December 31, 2006; and (ii) assumes the triggering event was December 31, 2006.

	Change of Control Payment Due at Closing		Termination without Cause Following Change in Control		Total Payments to Executive (1)
	Salary	Bonus	Salary	Bonus
Michael Reynolds	$137,475	$34,369	$137,475	$ 34,369	$343,688
Daniel J. Hempy	$ 85,501	$34,200	$256,503	$102,601	$478,805
Basant Singh	$ 93,732	$37,493	$281,197	$112,479	$524,900

(1) Includes amounts received pursuant to change in control and salary continuation payments.

401(k) Profit Sharing Plan

The Bank has a 401(k)/Profit Sharing Plan ("401(k) Plan") covering substantially all employees. An employee must be at least 18 years of age and have one year of service with the Bank to be eligible for the 401(k) Plan ("Effective Date"). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the discretion of the Board, the Bank may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made are 100% vested immediately upon the participant’s Effective Date. During 2006, the amount accrued by the Bank for the benefit of employees under the 401(k) Plan totaled $732,382. The Bank acts as the Plan Administrator of the 401(k) Plan. The 401(k) Plan’s trustees determine general investment options. The 401(k) Plan participants make specific investment decisions.

DIRECTOR COMPENSATION

Director compensation is evaluated and recommended by the Company’s Compensation Committee and approved by the Board of Directors. The Company does not pay directors who are also employees of the Company or the Bank additional compensation for their service as directors. Non-employee directors receive cash compensation for board and committee attendance, quarterly retainer fees for serving as chairs of certain committees, and equity grants in the form of stock options.

To assist the Committee in establishing director compensation and explore industry best practices with respect to comprehensive director compensation reviewed the Committee reviewed the Clark study that also included a report of director compensation. As was done when evaluating executive compensation, the Committee asked Clark to approach the engagement from a total compensation perspective. The results of the Clark study were less definitive than the results for executive compensation. Proxy materials for the peer companies were difficult to compare as there was little consistency in disclosure. Therefore, the Committee relied to a greater extent on Clark’s general knowledge of the banking industry.

Cash Compensation

Within the industry director cash compensation is generally comprised of an annual retainer, and board and committee attendance fees. It is customary that the board chair receives greater compensation. Recent trends also suggest that directors serving on certain committees, specifically the audit and compensation committees also receive additional compensation. The Committee considered all of these factors and concluded to continue unchanged the 2005 director cash compensation previously approved by board resolution. Each non-employee director of the Company receives $1,900 for each regularly scheduled meeting. The Chair of the Board receives $2,100 for each regularly scheduled meeting. Board members serving on the Audit committee receive $150 for in-person attendance at committee meetings and $100 per scheduled telephone meetings. Board members of other committees receive $100 for meeting attendance. The Chairs of the Asset/Liability, Audit, Compensation, and Governance/Nominating committees each receive a quarterly retainer of $500. Directors may miss one scheduled meeting per year and still receive their monthly attendance fee. Total cash compensation for directors serving for all of 2006 ranged from $23,050 to $27,700.

Equity Compensation

Historically the non-employee Company directors have received equity compensation in the form of nonqualified stock options. The Committee selected this form of equity compensation because it aligned the interests of the Board of Directors to those of the shareholder and also because of accounting and tax treatments of such awards. Beginning in 2006, as a result of the change in accounting treatment for nonqualified stock options, directors are now eligible to receive restricted stock, restricted stock units, and stock appreciation rights in addition to incentive stock options and nonqualified stock options under the Company's 2006 Plan.

Based on the Clark study and analysis performed by the Committee, the Committee changed its method for awarding equity compensation, and determined that equity compensation awards to the Board of Directors should, to a large extent, mirror the methodology established for the executive officers. The economic value of the grant is used as the determinate and is based upon a percentage of director cash compensation. The Committee determined that annual awards of equity compensation were appropriate to provide a form of continuous performance incentive. Although the Committee feels annual equity awards are a best practice, all grants are subject to annual approval by the full Board of Directors. The Committee determined that nonqualified stock options remained the best form of equity compensation. In September 2006 the Committee granted to each non-employee director a non qualified stock option with an economic value of $5,589 or approximately 20% of cash compensation.

The following table shows compensation paid or accrued for the last fiscal year to the Company's non-employee directors. Mr. Brown is not included in the table as he is an employee of the Company, and thus, receives no compensation for his services as a director. The footnotes to the table describe the details of each form of compensation paid to directors.

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (c)(2)	Total ($) (d)
Robert A. Ballin	$26,200	$5,665	$31,865
Larry G. Campbell	$24,300	$5,665	$29,965
Cathi Hatch.	$12,300	$ 394	$12,694
Michael E. Heijer	$23,050	$ 394	$23,444
Michael S. Holcomb	$26,100	$5,665	$31,765
Michael D. Holzgang	$27,700	$5,665	$33,365
Donald L. Krahmer, Jr.	$26,800	$5,665	$32,465
Donald G. Montgomery	$26,700	$5,665	$32,365
John H. Rickman	$27,000	$5,665	$32,665
R. Jay Tejera	$ 8,700	$ 394	$ 9,094

(1)	Amount shown for Mr. Ballin represents (i) per meeting board attendance fees of $25,200; and (ii) per meeting committee attendance fees of $1,000.

Amount shown for Mr. Campbell represents (i) per meeting board attendance fees of $22,800; and (ii) per meeting committee attendance fees of $1,500.

Amount shown for Ms. Hatch represents (i) per meeting board attendance fees of $11,400; and (ii) per meeting committee attendance fees of $900 since her appointment in June 2006.

Amount shown for Mr. Heijer represents (i) per meeting board attendance fees of $20,900; and (ii) per meeting committee attendance fees of $2,150.

Amount shown for Mr. Holcomb represents (i) per meeting board attendance fees of $22,800; and (ii) per meeting committee attendance fees of $3,300.

Amount shown for Mr. Holzgang represents (i) per meeting board attendance fees of $22,800; (ii) per meeting committee attendance fees of $2,900; and (iii) committee chair retainer fees of $2,000.

Amount shown for Mr. Krahmer represents (i) per meeting board attendance fees of $22,800; (ii) per meeting committee attendance fees of $2,000; and (iii) committee chair retainer fees of $2,000.

Amount shown for Mr. Montgomery represents (i) per meeting board attendance fees of $22,800; (ii) per meeting committee attendance fees of $1,900; and (iii) committee chair retainer fees of $2,000.

Amount shown for Mr. Rickman represents (i) per meeting board attendance fees of $22,800; (ii) per meeting committee attendance fees of $2,200; and (iii) committee chair retainer fees of $2,000.

Amount shown for Mr. Tejera represents (i) per meeting board attendance fees of $7,600; and (ii) per meeting committee attendance fees of $1,100 since his appointment in September 2006.

(2) Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 1123(R) and include amounts awarded in and prior to 2006. Assumptions used to calculate this amount are included in footnote 15 to the Company's audited financial statements for the fiscal year ended 2006, included in the Company's accompanying Annual Report.

During September 2006, an option to purchase 1,920 shares, valued at $5,589 was granted to each non-employee director for an aggregate total of 19,200 shares, valued at $55,891. The options expire five years from the date of grant and vest over a four year period, with 25% vesting on each of the first four anniversaries of the grant date becoming fully vested in September 2010. The fair market value of the stock option grant was based on the price of the Company's common stock at the close of business on September 19, 2006 ($17.97), the date in which the stock option was granted. Information regarding the option award can be found in footnote 15 to the Company's financial statements, included in the accompanying Annual Report.

At fiscal year end, the non-employee directors had outstanding stock option awards to purchase shares of the Company as follows: Mr. Ballin 16,087 shares; Mr. Campbell 16,087 shares; Ms. Hatch 1,920 shares Mr. Heijer 11,939 shares; Mr. Holcomb 16,087; shares; Mr. Holzgang 16,087; shares; Mr. Krahmer 16,087 shares; Mr. Montgomery 16,087 shares; Mr. Rickman 16,087 shares; and Mr. Tejera 1,920 shares for an aggregate total of 128,388 shares.

PROPOSAL NO. 2 - AMEND THE COMPANY’S ARTICLES OF INCORPORATION

Article IX of the Amended and Restated Articles of Incorporation provides that the Board of Directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms.

The Board of Directors has unanimously adopted resolutions, subject to shareholder approval, approving an amendment to Article IX of the Articles of Incorporation to eliminate the staggered board provision. The proposal would allow for the annual election of all directors in the manner described below. The Board of Directors, has set the current number of directors at 11. The proposal would not change the present number of directors and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

Background and Requested Action

Staggered boards have been widely adopted and have a long history in corporate law. Proponents of staggered boards assert they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence, as well as providing continuity and stability in the management of the business and affairs of a company.

In recent years, however, an increasing number of companies have taken action to eliminate staggered terms for directors, thereby resulting in an annual election for all directors. Some investors view staggered or classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies.

The Company’s Governance/Nominating Committee has endorsed eliminating the Company's classified board and recommended to the full Board of Directors the adoption of the amendment to the Company’s Articles of Incorporation to eliminate the staggered board provision and provide for the annual election of directors.

If Proposal No. 2 is approved by the shareholders, the terms for all the directors would end at the 2008 annual meeting. Beginning with the 2008 annual meeting, all directors would be elected for one-year terms at each subsequent annual meeting.

If this proposal is adopted, any director appointed by the Board as a result of a newly created directorship or to fill a vacancy on the Board of Directors would hold office until the 2008 annual meeting.

The proposed amendment to the Amended and Restated Articles of Incorporation is set forth in Exhibit A, shows the changes to sections 2 and 3 of Article IX resulting from the amendment, with additions indicated by underlining. If approved, this proposal will become effective upon the filing of Articles of Amendment with the Oregon Secretary of State, which the Company would do promptly after the annual meeting.

Vote Required and Board Recommendation

In order for the above amendment to be adopted, the proposal must be approved by the holders of at least a majority of the outstanding shares of the Company’s common stock. If you abstain, or if your shares are held in street name and you do not instruct your broker on how to vote your shares, your shares will not be voted and the effect will be the same as a vote against. Therefore, it is important that you vote your shares either at the meeting or by proxy.

The Board of Directors recommends that you vote “FOR” the proposed amendment.

TRANSACTIONS WITH MANAGEMENT

Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company and the Bank, or their immediate family) are approved by the Corporate Governance/Nominating Committee, in accordance with the policies and procedures set forth in the policy governing "related persons transactions" adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2006, the Bank has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, their immediate family members and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features. All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to the Bank.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Section 16(a)") requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company’s Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2006, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

AUDITORS

Moss Adams LLP, Certified Public Accountants, performed the audit of the consolidated financial statements for the Company for the year ended December 31, 2006. Representatives of Moss Adams LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

The report from Moss Adams LLP for the fiscal years ended December 31, 2006 and December 31, 2005, respectively, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

For the years ended December 31, 2006 and 2005, respectively, Moss Adams LLP did not advise the Company of any of the following matters:

1.	That the internal controls necessary for the Company to develop reliable financial statements did not exist;

2.
That information had come to their attention that had led it to no longer be able to rely on management’s representations, or that had made it unwilling to be associated with the financial statements prepared by management;

3.
That there was a need to expand significantly the scope of the audit of the Company, or that information had come to Moss Adam’s attention during the years ended December 31, 2006 and December 31, 2005, that if further investigated: (i) may materially impact the fairness or reliability of either: a previously-issued audit report or underlying financial statements; or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) may cause it to be unwilling to rely on management’s representations or be associated with the Company’s financial statements, Moss Adams did not so expand the scope of its audit or conduct such further investigation; or

4.
That information had come to their attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

Fees Paid to Independent Accountants

The following tables set forth the aggregate fees charged to the Company by Moss Adams LLP, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2006 and 2005 fiscal years .

Fee Category	Fiscal 2006	% of Total	Fiscal 2005	% of Total
Audit Fees	$120,617	68%	$55,194	61%
Audit-Related Fees	25,322	14%	7,290	8%
Tax Fees	16,637	9%	1,028	1%
All Other Fees	15,580	9%	27,383	30%
Total Fees	$178,156	100%	$90,895	100%

    Audit Fees. The fees billed to the Company by Moss Adams were for professional services rendered in connection with the audit the financial statements and review of internal control over financial reporting, interim financial statements included in the Company’s Form 10-Q’s, and services to the Company in connection with statutory or regulatory filings. The approximately amount of fees attributable to Section 404 of the Sarbanes Act for fiscal years 2006 and 2005 was $39,753 and $50,763, respectively.

Audit-Related Fees. Consists of fees paid to Moss Adams principally due to travel expense.

Tax Fees. Consists of fees billed for tax compliance, tax advice and tax planning.

All Other Fees. Consists of fees primarily due to consulting expenses on various topics.

For the fiscal year 2006 the Audit Committee considered and deemed the services provided by Moss Adams LLP compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the Proxy holders will vote shares represented by properly executed Proxies in their discretion in accordance with their judgment on such matters.

At the Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INCORPORATION BY REFERENCE

The Report of the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee set forth in this Proxy Statement are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 23, 2007 and should contain such information as is required under the Company’s Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after November 23, 2007, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Corporate Governance/Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than November 23, 2007. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Company stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of Company stock that you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.

Copy of Bylaw Provisions

The Bylaws can be accessed on the Company’s website by clicking on the Governance Documents link within the Investor Relations section on the Company's home page (www.therightbank.com) or by writing the Company’s Corporate Secretary at the Company’s main office for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

AVAILABLE INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be obtained as follows:

•
Read and copied at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D. C. 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.)

•	On the SEC Internet site at .

•	Accessing the Bank’s website at . Additional information, including recent press releases, is also available on the Bank’s Website.

REPORTS TO SHAREHOLDERS

A copy of the 2006 Annual Report on Form 10-K is included with this Proxy Statement. Written requests for the Company’s Annual Report or Quarterly Reports or other information requests should be addressed to Michael Reynolds, Executive Vice President and Chief Financial Officer of Pacific Continental Bank, at P.O. Box 10727, Eugene, Oregon 97440-2727.

By Order of the Board of Directors

HAL BROWN
President and
Chief Executive Officer

Exhibit A
AMENDMENT

TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PACIFIC CONTINENTAL CORPORATION

ARTICLE IX

BOARD OF DIRECTORS

Section 1.. The Board of Directors will consist of not fewer than six individuals. The exact number will be fixed by the Bylaws and may be changed from time to time in the manner provided in the Bylaws.

Section 2. Until the annual meeting of shareholders to be held in 2008, The Board of Directors will be divided into three classes: Class 1, Class 2, and Class 3. Each such Class will consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Until the annual meeting of shareholders to be held in 2008, each director will serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected. The terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2008 annual meeting of shareholders of the Company shall expire at such time. At each annual meeting of shareholders beginning with the 2008 annual meeting of shareholders of the Company, directors shall not have staggered terms, and the directors shall be elected to hold office until the next annual meeting of shareholders and until their successors shall have been duly elected and qualified, subject, however, to prior resignation, retirement, disqualification or removal from office.

Section 3. In the event of an increase or decrease in the authorized number of directors prior to the 2008 annual meeting, (a) each director then serving as such will nevertheless continue as a director of the Class in which he or she is a member until the 2008 annual meeting, or his or her earlier resignation, removal from office or death, and (b) the newly created or eliminated directorships resulting from such increase or decrease will be apportioned by the Board of Directors among the three Classes of directors so as to maintain such Classes as nearly equal as possible until the 2008 annual meeting.

Section 4. No director may be removed from office without cause except by a vote of two-thirds of the shares then entitled to vote at an election of directors. Except as otherwise provided by law, cause for removal will exist only if the Board of Directors has reasonable grounds to believe that the corporation has suffered or will suffer substantial injury as a result of the gross negligence or dishonesty of the director whose removal is proposed.

A-1